Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports Third-Quarter Results

OWINGS MILLS, MD. February 19, 2019: Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced that it has filed its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2018.

For the three months ended December 31, 2018, the Company reported an increase in sales of 26.3% to $4,491,862 compared to sales of $3,555,431 for the same period last year. The Company reported a net loss of $516,993, or $0.22 per basic and diluted share, compared to a net loss of $1,014,796 or $0.44 per basic and diluted share for the same period last year.

For the nine months ended December 31, 2018, sales were $13,064,110 versus $10,456,484 for the same period last year, a 24.9% increase. The Company reported a net loss of $1,077,150, or $0.47 per basic and diluted share, compared to a net loss of $1,726,384 or $0.75, per basic and diluted share for the corresponding 2017 period.

“Our results for the three and nine month periods demonstrate substantial improvement from US operations due to increased sales. The Company’s third fiscal quarter results were impacted by lower gross margins as a result of the tariffs put on Chinese made products starting in September 2018 and our inability to pass the full amount of the tariff increase to our customers.” said Harvey Grossblatt CEO of Universal Security Instruments Inc.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)

	Three Months Ended December 31,
	2018	2017
Sales	$4,491,862	$3,555,431
Net loss	(516,993)	(1,014,796)
Loss per share:
Basic and diluted	$(0.22)	$(0.44)
Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

	Nine Months Ended December 31,
	2018	2017
Sales	$13,064,110	$10,456,484
Net loss	(1,077,150)	(1,726,384)
Loss per share:
Basic and diluted	$(0.47)	$(0.75)
Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS – (UNAUDITED)

	December 31,
	2018	2017
ASSETS
Cash	$144,348	$52,525
Accounts receivable and amount due from factor	3,062,826	2,487,335
Inventory	7,244,161	5,552,737
Prepaid expenses	203,480	179,266
TOTAL CURRENT ASSETS	10,654,815	8,271,863

INVESTMENT IN HONG KONG JOINT VENTURE	8,611,079	10,083,608
PROPERTY, EQUIPMENT, AND INTANGIBLE ASSET – NET	76,420	101,419
OTHER ASSETS	4,000	4,000
TOTAL ASSETS	$19,346,314	$18,460,890

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - factor	$1,527,712	$1,381,226
Accounts payable	6,637,095	4,084,027
Accrued liabilities	153,320	114,166
TOTAL CURRENT LIABILITIES	8,318,127	5,579,419

COMMITMENTS AND CONTINGENCIES	-	-
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; 2,312,887 shares issued and outstanding at December 31 2018 and 2017	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(2,376,030)	(762,954)
Accumulated other comprehensive income	495,247	735,455
TOTAL SHAREHOLDERS’ EQUITY	11,028,187	12,881,471
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,346,314	$18,460,890